                                                                      EXHIBIT 99

[LOGO]

NORTHEAST OPTIC NETWORK, INC.

2200 West Park Drive   www.neoninc.com         800.891.5080 TEL
Suite 200                                      508.616.7800 TEL
Westborough, MA  01581                         508.616.7895 FAX

News Release                                                     Contact:
Immediate                                                        Fred Kocher
April 25, 2000                                                   (508) 616-7819


                        NORTHEAST OPTIC NETWORK ANNOUNCES
                           FIRST QUARTER 2000 RESULTS

Westborough, MA B NorthEast Optic Network, Inc. ("NEON"-Registered Trademark-) [NOPT-NASDAQ] announced today its financial and operating results for the three months ended March 31, 2000.

Revenues for the quarter ending March 31, 2000 increased 409% to approximately $2.7 million compared with revenues of $0.5 million for the same period in 1999. The increasing revenue reflects the Company's accelerated provisioning of lit circuits, representing 40% of the first quarter's $2.7 million revenue. The Company had approximately $0.7 million of non-recurring revenues associated with construction, engineering and design during the quarter ending March 31, 2000.

The Company's net loss for the three months ended March 31, 2000 amounted to approximately $8.3 million or $0.50 per share loss, compared to a net loss of about $5.3 million or $0.33 per share loss for the same period in 1999.

Vin Bisceglia, NEON's-Registered Trademark- Chairman and CEO, said: "Our results for the first quarter of 2000 met our expectations and we increased our backlog by $21.0 million. Our accomplishments during the quarter and the first few days of the second quarter are significant for the Company's growth. In particular, we received regulatory approval from the City of New York Franchise and Concession Review Committee for a franchise in the City. This will allow us to install and own our own facilities and to roll out expanded, high-bandwidth services by the end of this year. After doing so, we will also be able to connect our hubs in New York City to the rest of our network. Meanwhile, we currently carry customer traffic in and out of New York City on fibers we have leased from Qwest."

Bisceglia continued: "We also signed a number of carrier contracts in the First Quarter, including an initial agreement with Global Crossing Telecommunications to connect several New England Universities to the region's most advanced fiber optic system, a significant first contract with Conversent Communications, and Master Service Agreements with two of our current customers, Lightship Telecom and RNK Telecom, for fiber optic network services throughout the Northeast. We have also signed a number of contracts with new customers, including UUNET, Omnipoint, Northpoint, Broadwing, Universal Access, Choice One, Teligent, Genuity, VarTec, and Cable and Wireless -- relationships which we expect to grow during the year."



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"In February we announced the addition of a new Vice President of Sales, Joe
Ford," said Bisceglia. "Joe came to us from Conectiv Communications where he developed a SONET fiber optic network and a competitive local exchange carrier business. And this week we are delighted to announce that our new Vice President of Marketing, Brad Bradshaw, joins us from the Yankee Group. Brad has been a key figure at Yankee Group where he provided strategic direction and planning for emerging fiber carriers. Yankee Group is one of the country's premier telecommunications research and consulting firms. In addition, we are creating regional sales offices in New York City and Washington, DC to expand our sales effort geographically into these key areas of growth. We are very excited about our new Regional Sales Vice President in the Washington, DC area -- Randy Domolky -- who joins NEON from Winstar, where he was a senior sales executive."

"Finally, we are currently in the process of deploying the latest Lambda wavelength technology on our network, which will significantly increase network capacity. You will be hearing more about this new development in the months ahead. The first quarter has been a great start to an important year of growth for our Company," said Bisceglia.

Total cost of sales in the three months ended March 31, 2000 was $2.1 million -- an increase of 127% over the $0.9 million recorded in the same quarter ended March 31, 1999. This increase of approximately $1.2 million related primarily to increased lease payments for fiber optic facilities, collocation lease expense and increased operations and maintenance costs.

Selling, general and administrative expenses in the three months ended March 31, 2000 increased 90% to $2.5 million from $1.3 million reported in the same period in 1999. This increase resulted from continuing investment in sales and marketing infrastructure, including personnel, sales commissions on increased bookings in the Quarter and an increase in management and information technology.



                                      -5-
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                          Summary of Financial Results


                                               Year to Date
                                                 March 31,
                                      ----------------------------------
                                          2000                  1999
                                          ----                  ----
                                      (Dollars in Thousands, Except Eps)

REVENUE                                 $2,652.7               $521.0
COST OF SALES                            2,110.5                929.0
SG & A                                   2,508.6              1,321.4
                                        ---------            ---------
 TOTAL OPERATING EXPENSES                4,619.1              2,250.4
                                        ---------            ---------

OPERATING LOSS                          (1,966.4)            (1,729.4)

DEPRECIATION & AMORTIZATION              2,458.9                795.0
                                        ---------            ---------

 LOSS BEFORE INTEREST AND TAXES         (4,425.3)            (2,524.4)

INTEREST EXPENSE                        (5,384.3)            (4,979.7)
INTEREST INCOME                          1,535.4              2,240.8
                                        ---------            ---------
 NET INTEREST                           (3,848.9)            (2,738.9)

NET LOSS BEFORE INCOME TAXES            (8,274.2)            (5,263.3)
PROVISION FOR (BENEFIT FROM) TAXES           0.0                  0.0

 NET LOSS                              ($8,274.2)           ($5,263.3)
                                       =========            =========


EPS
NET LOSS PER SHARE                        ($0.50)              ($0.33)
DILUTED AND AVERAGE WEIGHTED SHARES     16,479.8             16,070.0


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

SUPPLEMENTAL DATA
-----------------
CAPITAL EXPENDITURES                       $ 13,555.9      $ 14,837.8
 CASH POSITION (EXCL. RESTRICTED CASH)     $ 58,697.5      $ 98,406.6


REVENUES
--------

DARK FIBER LEASES                          $    663.3      $    386.7
LIT SERVICES                                    999.9            34.8
COLLOCATION                                     273.8             0.0
ANCILLARY SERVICES                              715.7            99.5
                                           ----------       ---------
  TOTAL                                    $  2,652.7      $    521.0
                                           ==========       =========

BACKLOG                                       3/31/00        12/31/99
                                              -------        --------

DARK FIBER LEASES                          $ 87,050.5      $ 78,102.4
LIT SERVICES                                 28,686.5        19,188.5
COLLOCATION                                   9,372.9         6,905.9
                                           ----------      ----------
  TOTAL                                    $125,109.8      $104,196.9
                                           ==========      ==========


                                        #

NEON-Registered Trademark- is a registered trademark of NorthEast Optic Network, Inc.

(Note: This news release contains "forward looking statements" with the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements concerning future plans for expansion and completion of the NEON-Registered Trademark- system. Such statements are subject to risks and uncertainties which could cause actual results to differ materially from those anticipated, including those risks detailed in the Company's filings with the Securities and Exchange Commission, and should be read in light of these risks. The Company assumes no obligation to update the information contained in this news release.)

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